HOPE E. ROSENBAUM-WERNER
                                                                  Vice President
                                                                     and Counsel
                                                                  (212) 314-3909
                                                             Fax: (212) 707-7989
[EQUITABLE - MEMBER OF THE GLOBAL AXA GROUP - LOGO]
                                                                  LAW DEPARTMENT


                                                        March 6, 1997



The Equitable Life Assurance Society of the United States
1290 Avenue of the Americas
New York, New York  10104


Dear Sirs:

      This opinion is furnished in connection with the Registration Statement on Form N-3 (Registration Statement) being filed by The Equitable Life Assurance Society of the United States (Equitable) under the Securities Act of 1933, as amended (Act), to register separate account units of interest (Units) under group annuity contracts (Contracts). The Contracts are designed to provide an investment program for retirement plans and trusts of partnerships and sole proprietors, among other entities, under Equitable's Retirement Investment account program. Such plans and trusts will be qualified under Section 401 of the Internal Revenue Code of 1986, as amended. The securities being registered are to be offered to partnerships and sole proprietors in the manner described in the Registration Statement.

      I have examined all such corporate records of Equitable and such other documents and such laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

      1. Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

      2. The Separate Account has been duly created pursuant to the provisions of the New York Insurance Law.

      3. The assets of the Separate Account are owned by Equitable; Equitable is not a trustee with respect thereto. Under New York law, the income, gains and losses, whether or not realized, from assets allocated to the Separate Account must be credited to or charged against such Separate Account, without regard to the other income, gains or losses of Equitable.

      4. The Contracts provide that the portion of the assets of the Separate Account equal to the reserves and other contract liabilities with respect to the Separate account shall not be chargeable with liabilities arising out of any other business Equitable may conduct.

      5. The contracts and the Units issued thereunder have been duly authorized; and the contracts (including the Units duly issued thereunder) will constitute validly issued and binding obligations of Equitable in accordance with their terms.

      I hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                                        Very truly yours,


                                                    /s/ Hope E. Rosenbaum-Werner
                                                        ------------------------
                                                        Hope E. Rosenbaum-Werner

HERW/jh
49225


                      THE EQUITABLE LIFE ASSURANCE SOCIETY
             1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104